UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 10, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 333-102930

-----------------------------------

SILVER STAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada                                                                                                      90-0220668

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

11300 West Olympic Blvd., Suite 800, Los Angeles, California 90064

(Address of principal executive offices)

(310) 477-2211

(Issuer's telephone number, including area code)

Item 1.01    Entry Into A Material Definitive Agreement

       On or about August 10, 2005, Silver Star Energy, Inc. (the "Company") entered into a Data Sharing Agreement (the "Agreement") with 1048136 Alberta Ltd. ("Alberta"), Cascade Energy, Inc. ("Cascade") and Fidelis Energy, Inc. ("Fidelis")  Pursuant to the terms of the Agreement, all parties thereto have agreed to share certain magnetic data (the "Data"), acquired by 1048136 Alberta Ltd., through the use of airborne surveys over approximately 1,000,000 acres of land (the "Lands") in the State of Kansas, as well as interpretations of the data acquired, including scaled digital plots defining potential prospects, maps and other related data.

        The Company has acquired a 20% interest in this information, with Cascade and Fidelity each owning 25% interests.  As consideration for these interests, the Company, Cascade and Fidelis have agreed to pay, in proportion the interests they own, the costs of the acquisition, by way of lease or otherwise, of up to two (2) sections of the surveyed lands, as selected by Alberta, for a two (2) well drilling program on those lands.  The Company, Cascade and Fidelity further agreed to advance their respective shares of the funds required to complete any acquisitions upon receipt of written notification, from Alberta, that it had selected the appropriate pieces of land and had negotiation the terms of purchase with the owners.

        Upon completion of any acquisition pursuant to the Agreement, the Company, Cascade and Fidelis have agreed to fully fund , drill, abandon, or complete, as the case may be, two (2) oil and/or gas wells against the receipt of authorization for expenditures from Alberta.  Prior to the drilling, the Company, Cascade and Fidelis will not have earned any interests in the

Data.  Furthermore, Alberta will become the operator of all aspects of the selection and acquisition of the land and the drilling of wells.

Item 9.01    Financial Statement and Exhibits

     (c) The following documents are filed herewith as exhibits:

     Exhibit 10.9 -  Data Sharing Agreement Among 1048136 Alberta Ltd., Cascade Energy, Inc., Silver Star Energy, Inc. and Fidelis Energy, Inc., dated August 10, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2004

SILVER STAR ENERGY, INC.

/s/ Robert McIntosh

     Robert McIntosh,

     President